Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2005 (“Agreement”), among Peoples Community Bancorp, Inc. (“Bancorp”), a Maryland corporation, Peoples Community Bank (the “Bank”), a federally-chartered  savings bank and a wholly-owned subsidiary of Bancorp, PFS Bancorp, Inc. (“PFS”), an Indiana corporation, and Peoples Federal Savings Bank (“the Association”), a federally-chartered savings bank and wholly-owned subsidiary of PFS.

WITNESSETH:

WHEREAS, the Boards of Directors of Bancorp, the Bank, PFS and the Association have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

WHEREAS, as a condition and inducement to the willingness of Bancorp to enter into this Agreement, the directors and executive officers of PFS (the “PFS Stockholders”) are concurrently entering into a Stockholder Agreement with Bancorp (the “Stockholder Agreement”), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such directors agree to vote their shares of PFS Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01                           The Merger.  Subject to the terms and conditions of this Agreement and subject to and in accordance with an Agreement of Merger, a copy of which is attached hereto as Exhibit B (the “Agreement of Merger”), between PFS and PFS Acquisition Corp. (“Interim”), an Indiana corporation to be formed as a wholly-owned subsidiary of the Bank in connection with the transactions contemplated hereby, at the Effective Time (as defined in Section 1.05 hereof), Interim shall be merged with and into PFS in accordance with Chapter 40 of the Indiana Business General Corporation Law (“IBCL”) (the “Merger”), with PFS as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and liquidated into the Bank (the “Liquidation”) in accordance with a Plan of Complete Liquidation, the form of which is attached hereto as Exhibit C.  Simultaneously with or immediately following consummation of the Liquidation, the parties hereto will cause the Association to be merged with and into the Bank, with the Bank as the resulting institution (the “Bank Merger”).

1.02                           Effect of the Merger.  As of the Effective Time (as defined in Section 1.05 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of PFS and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of PFS and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of PFS and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of PFS and Interim in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of PFS and Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of PFS and Interim if the Merger had not occurred.  At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated in Section 1.04.

1.03                           Articles of Incorporation and Bylaws.  As of the Effective Time, the Articles of Incorporation and Bylaws of PFS shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

1.04                           Directors and Officers.  As of the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation.  If requested by Bancorp, the directors of PFS and/or the Association shall resign as of the Effective Time.

1.05                           Effective Time.  The Merger shall become effective upon the occurrence of the filing of Articles of Merger with the Secretary of State of the State of Indiana, unless a later date and time is specified as the effective time in such Articles of Merger (“Effective Time”).  A closing (the “Closing”) shall take place immediately prior to the Effective Time at 5:00 p.m., on the fifth (5th) business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of Bancorp or at such other place, at such other time, or on such other date as the parties may mutually agree upon.  At the Closing, there shall be delivered to Bancorp, the Bank, PFS and the Association the certificates and other documents required to be delivered under Article V hereof.

1.06                           Modification of Structure.  Notwithstanding any provision of this Agreement to the contrary, Bancorp, with the prior written consent of PFS, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of PFS as a result of such modification, (ii) the consideration to be paid to holders of PFS Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

1.07                           Conversion of PFS Common Stock and Options.  As of the Effective Time, each share of common stock, par value $0.01 per share, of PFS (the “PFS Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters’ rights have been asserted and duly perfected in accordance with the IBCL (“Dissenting Shares”), (ii) which are unallocated and held in the 2002 Recognition and Retention Plan Trust (the “PFS Recognition Plan”) and (iii) held by PFS (including treasury shares) or Bancorp or the Bank other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from Bancorp, $23.00 in cash (the “Merger Consideration”).  At or immediately prior to the Effective Time, each outstanding option to purchase PFS Common Stock issued by PFS and as described on Disclosure Schedule 2.02 (“PFS Option”), shall be cancelled, and each holder of any such PFS Option, whether or not then vested or exercisable, shall be entitled to receive at the Effective Time for each PFS Option an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such option by (ii) the number of shares of PFS Common Stock subject to such PFS Option (“Option Consideration”).  The payment of the Option Consideration referred to in the immediately preceding sentence to holders of PFS Options shall be subject to the execution by any such holder of such instruments of cancellation as Bancorp may reasonably deem appropriate.  The aggregate consideration to be paid for the conversion of all outstanding shares of PFS Common Stock and the cancellation of all PFS Options is hereinafter referred to as the “Aggregate Merger Consideration.”

1.08                           Exchange Procedures

(a)                                  As of the Effective Time, Bancorp shall deposit in trust with an exchange agent designated by Bancorp and reasonably acceptable to PFS (the “Exchange Agent”) cash in an amount equal to the Aggregate Merger Consideration.  No later than five (5) business days following the Effective Time, subject to the ability of the transfer agent, Bancorp shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PFS Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of PFS Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PFS Common Stock in exchange for the consideration set forth in Section 1.07 hereof deliverable in respect thereof pursuant to this Agreement.  Within five (5) business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger

Consideration to each former PFS stockholder.  The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(b)                                 Each outstanding certificate which prior to the Effective Time represented PFS Common Stock (other than Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration.  After the Effective Time, there shall be no further transfer on the records of PFS of certificates representing shares of PFS Common Stock and if such certificates are presented to PFS for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.

(c)                                  Bancorp shall not be obligated to deliver the Merger Consideration to which a holder of PFS Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of PFS Common Stock for exchange as provided in this Section 1.08, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Bancorp.  If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing PFS Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)                                 Any portion of the Merger Consideration delivered to the Exchange Agent by Bancorp pursuant to Section 1.07 that remains unclaimed by the stockholders of PFS for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Bancorp.  Any stockholders of PFS who have not exchanged their shares of PFS Common Stock for the Merger Consideration in accordance with this Agreement shall thereafter look only to Bancorp for the consideration deliverable in respect of each share of PFS Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding certificates for shares of PFS Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Bancorp (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.  Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Bancorp and the Exchange Agent shall be entitled to rely upon the stock transfer books of PFS to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.

In the event of a dispute with respect to ownership of stock represented by any certificate, Bancorp and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

1.09                           Withholding Rights.  Bancorp (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of PFS Common Stock such amounts as Bancorp is required under the Internal Revenue Code of 1986, as amended (“Code”) or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of PFS Common Stock in respect of which such deduction and withholding was made by Bancorp.

1.10                           Dissenting Shares.  Each outstanding share of PFS Common Stock the holder of which has perfected his right to dissent under the IBCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the IBCL.  PFS shall give Bancorp prompt notice upon receipt by PFS of any such written demands for payment of their fair value of such shares of PFS Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”).  Any payments made in respect of Dissenting Shares shall be made by Bancorp.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of PFS Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

1.11                           Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of PFS acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PFS and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of PFS or otherwise to take any and all such action.

1.12                           Interim Shares.  Each outstanding share of common stock of Interim, $.01 par value per share (“Interim Common Stock”), on the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PFS

AND THE ASSOCIATION

References to “PFS Disclosure Schedules” shall mean all of the disclosure schedules required by this Article II and Article IV hereof, dated as of the date hereof and referenced to the specific sections and subsections of this Agreement, which have been delivered by PFS to Bancorp.  PFS and the Association hereby represent and warrant to Bancorp and the Bank as follows as of the date hereof:

2.01                           Corporate Organization.

(a)  PFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.  PFS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below).  PFS is registered as a savings and loan holding company under the Home Owners’ Loan Act (“HOLA”).  PFS Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation and Bylaws of PFS as in effect on the date hereof.

For the purposes of this Agreement, the term “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and the Association considered as one enterprise or (ii) materially impairs the ability of PFS and/or the Association to consummate the transactions contemplated by this Agreement and the Agreement of Merger, provided, however, that the term “Material Adverse Effect” shall not be deemed to include (i) the impact of changes in (a) laws, regulations, or policies of any Federal or state court, administrative agency, commission or other governmental authority or interpretations thereof; (b) generally accepted accounting principles ; or (c) interest rates, that in each case are generally applicable to the banking industry, (ii) actions taken or to be taken by PFS upon the written request of Bancorp pursuant to this Agreement or the Agreement of Merger or (iii) any adverse effect resulting from or relating to the announcement or pendency of the Merger, pursuant to Section 4.10 below.

(b)  The only direct or indirect subsidiary of PFS is the Association.  Disclosure Schedule 2.01(b)(i) sets forth true and complete copies of the Charter and Bylaws of the Association as in effect on the date hereof.  The Association (i) is duly organized, validly existing and in good standing under the laws of the United States of America, (ii) has the corporate power and authority to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  PFS and the Association have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies.  Other than the Association and except as set forth in PFS Disclosure Schedule 2.01(b)(ii), PFS does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

2.02                           Capitalization.  The authorized capital stock of PFS consists of 10,000,000 shares of PFS Common Stock, of which 1,473,728 are issued and outstanding as of the date hereof (including 39,541 unallocated shares held in the PFS Recognition Plan), and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding.  All issued and outstanding shares of capital stock of PFS have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for an aggregate of 79,316 shares of PFS Common Stock issuable upon exercise of stock options granted pursuant to PFS’s 2002 Stock Option Plan (the “Stock Option Plan”) PFS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of PFS or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.  PFS Disclosure Schedule 2.02 lists each option outstanding as of the date hereof under the Stock Option Plan, and further indicating the name of the grantee, the date of grant and the respective exercise price with respect thereto.

2.03                           Authority; No Violation.

(a)                                  Subject to the approval of this Agreement by the stockholders of PFS, PFS and the Association have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of PFS and the Association.  Except for the adoption by PFS’s stockholders of this Agreement, no other corporate proceedings on the part of PFS or the Association are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by PFS and the Association and constitutes the valid and binding obligation of PFS and the Association, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)                                 Subject to the approval of this Agreement by the stockholders of PFS, PFS has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof.  The execution and delivery of the Agreement of Merger by PFS and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of PFS.  The Agreement of Merger, upon its execution and delivery by PFS, will constitute a valid and binding obligation of PFS, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(c)                                  None of the execution and delivery of this Agreement by PFS and the Association, the execution and delivery of the Agreement of Merger by PFS, the consummation by PFS and the Association of the transactions contemplated hereby in accordance with the terms hereof, the consummation by PFS of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by PFS and the Association with any of the terms or provisions hereof or compliance by PFS with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation, Charter or Bylaws of PFS or the Association, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or the Association or any of their respective properties or assets, or (iii) except as disclosed in Disclosure Schedule 2.03(c), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS or the Association under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFS or the Association are a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby.  Except as set forth in Disclosure Schedule 2.03(c) and for consents and approvals of or filings or registrations with or notices to the Office of Thrift Supervision (“OTS”), the Secretary of State of the State of Indiana, and the stockholders of PFS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of PFS in connection with (a) the execution and delivery of this Agreement by PFS and the Association or the execution and delivery of the Agreement of Merger by PFS, and (b) the completion by PFS and the Association of the transactions contemplated hereby or the completion by PFS of the transactions contemplated by the Agreement of Merger.

(d)                                 As of the date hereof, neither PFS nor the Association is aware of any reasons relating to PFS or the Association why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

2.04                           Financial Statements.

(a)                                  PFS has previously delivered to Bancorp copies of the consolidated statements of financial condition of PFS as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, in each case accompanied by the audit report of Grant Thornton LLP, independent certified public accountants.  The consolidated balance sheets of PFS referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof,  (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated financial condition of PFS as of the respective dates set forth therein, and the related consolidated statements of earnings, stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be,  the results of the consolidated earnings, stockholders’ equity and cash flows of PFS for the respective periods or as of the respective dates set forth therein (it being understood that PFS’s interim financial statements are not audited and are not prepared with all related notes but have been, or will be, prepared in compliance with all applicable legal and regulatory accounting requirements and reflect all adjustments which are, in the opinion of PFS, necessary for a fair presentation of such financial statements).

(b)                                 Each of the audited financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.  The books and records of PFS are being maintained in material compliance with applicable legal and accounting requirements.

(c)                                  Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto, and except for liabilities incurred since December 31, 2004 in the ordinary course of business and consistent with past practice, PFS does not have any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of PFS and the Association taken as a whole.

2.05                           Absence of Certain Changes or Events.  Except as set forth in PFS Disclosure Schedule 2.05, since December 31, 2004, (i) PFS and the Association have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

2.06                           Legal Proceedings.  Except as disclosed in PFS Disclosure Schedule 2.06, neither PFS nor the Association is a party to any, and there are no pending or, to the best knowledge of PFS and the Association (as defined below), threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against PFS or the Association, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of PFS and the Association will not have a Material Adverse Effect.  Neither PFS nor the Association is a party to any order, judgment or decree which has or could reasonably be expected to have a  Material Adverse Effect.

For purposes of this Agreement, knowledge means, with respect to any entity, the actual knowledge of such entity’s directors and executive officers in the ordinary course of their duties in such positions.

2.07                           Taxes and Tax Returns.

(a)                                  PFS and the Association have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Bancorp) and (ii) have not finally been determined.  PFS has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for periods ending on or prior to the Effective Time, whether or not disputed or accrued.  Except as set forth in PFS Disclosure Schedule 2.07(a), (i) the federal income tax returns of PFS have been examined by the Internal Revenue Service (“IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Indiana income tax returns of PFS have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.  There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon PFS or the Association, nor has PFS given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b)                                 Except as set forth in PFS Disclosure Schedule 2.07(b), PFS (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by PFS (nor does PFS have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

(c)                                  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon PFS.

2.08                           Employee Benefit Plans.

(a)                                  PFS Disclosure Schedule 2.08(a) sets forth all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of PFS and the Association (the “Employees”) and current or former directors of PFS and the Association including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”).  True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided to Bancorp.

(b)                                 All Benefits Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and PFS is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to PFS’s knowledge, threatened litigation relating to the Benefits Plans. Neither PFS nor the Association has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject PFS or the Association to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(c)                                  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PFS or the Association with respect to any ongoing, frozen or terminated “single-employer plan” (which for purposes hereof includes the Financial Institutions Retirement Fund),” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with PFS under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Neither PFS nor the Association has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d)                                 All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of PFS to the extent required by GAAP.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither PFS nor the Association has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)                                  Under each Pension Plan which is a single-employer plan (which for purposes hereof includes the Financial Institutions Retirement Fund), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(f)                                    Except as set forth on PFS Disclosure Schedule 2.08(f)(i), neither PFS nor the Association has any obligations for retiree health and life benefits under any Benefit Plan other than as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  Except as set forth on PFS Disclosure Schedule 2.08(f)(ii), PFS or the Association may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

(g)                                 Except as set forth on PFS Disclosure Schedule 2.08(g), none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will (A) entitle any employees of PFS or the Association to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

2.09                           Securities Documents and Regulatory Reports.

(a)                                  PFS has previously delivered or made available to Bancorp a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended (“1933 Act”), or the Securities Exchange Act of 1934, as amended (“1934 Act”), or mailed by PFS to its stockholders as a class since January 1, 2001, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information of an earlier date.

(b)                                 Since January 1, 2001, PFS and the Association have duly filed with the OTS in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and PFS has delivered or made available to Bancorp accurate and complete copies of such reports.  PFS Disclosure Schedule 2.09 lists all examinations of PFS or the Association conducted by the applicable regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by PFS or the Association.  Except as set forth in PFS Disclosure Schedule 2.09, in connection with the most recent examinations of PFS or the Association by the applicable regulatory authorities, neither PFS nor the Association were required to correct or change any action, procedure or proceeding which PFS or the Association believe has not been now corrected or changed as required other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect.

2.10                           Compliance with Applicable Law.

(a)                                  PFS and the Association have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PFS and the Association, no suspension or cancellation of any of the same is threatened.

(b)                                 Neither PFS nor the Association is in violation of its Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect, and neither PFS nor the Association has received any notice or communication from any federal, state or local governmental authority asserting that PFS or the Association is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect.  Neither PFS nor the Association is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks issued by governmental authorities), and has not received any written communication requesting that it enter into any of the foregoing.

2.11                           Deposit Insurance.  The deposit accounts of the Association are insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (“FDIA”), and the Association has paid all premiums and assessments required by the FDIA and the regulations thereunder.

2.12                           Certain Contracts.

(a)                                  Except as disclosed in PFS Disclosure Schedule 2.12(a), neither PFS nor the Association is a party to, is bound by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by PFS or the Association (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by PFS or the Association of any obligation,

(ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of PFS or the Association, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of PFS or the Association upon execution of this Agreement and the Agreement of Merger or upon or following consummation of the transactions contemplated by this Agreement or the Agreement of Merger (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which PFS or the Association is a party or by which any of the same is bound which limits the freedom of PFS or the Association to compete in any line of business or with any person, or (vi) any other agreement, arrangement or understanding to which PFS or the Association is a party and which is material to the business, results of operations, assets or financial condition of PFS and the Association taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

(b)                                 Neither PFS nor the Association is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-compliance would have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

(c)                                  Neither PFS nor the Association is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in PFS’s audited financial statements at and for December 31, 2004 and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives.”

2.13                           Properties and Insurance.

(a)                                  All real and personal property owned by PFS or the Association or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of PFS and the Association in the ordinary course of business consistent with their past practices.  PFS and the Association have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in PFS’s consolidated balance sheet as of December 31, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2004), subject to no encumbrances, liens, mortgages, securities interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for current taxes not yet due, (iii) such encumbrances, liens, mortgages, securities interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of PFS and the Association taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof.  PFS and the Association as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by PFS and the Association and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right in a way that would have a Material Adverse Effect.  PFS Disclosure Schedule 2.13(a) sets forth an accurate listing of each lease pursuant to which PFS or the Association act as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

(b)                                 The business operations and all insurable properties and assets of PFS and the Association are insured for its benefit against all risks which, in the reasonable judgment of the management of PFS and the Association, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of PFS and the Association adequate for the business engaged in by PFS and the Association.  As of the date hereof, neither PFS nor the Association has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

2.14                           Environmental Matters.  For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any

Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component.  Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

“Loan Portfolio Properties” means those properties which serve as collateral for loans owned by PFS or the Association.

“Other Properties Owned” means those properties owned, leased or operated by PFS or the Association which are not Loan Portfolio Properties.

(a)                                  Except as set forth in PFS Disclosure Schedule 2.14(a), to the knowledge of PFS and the Association, neither PFS nor the Association has been and are not in violation of or liable under any Environmental Law.

(b)                                 None of the Other Properties Owned is the subject of liability under, or, to the knowledge of PFS and the Association, has been in violation of, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                                  To the knowledge of PFS and the Association, none of the Loan Portfolio Properties has been in violation of, or is the subject of liability under, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)                                 There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of PFS and the Association, threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

(e)                                  PFS Disclosure Schedule 2.14(e) lists (i) any environmental studies which have been undertaken by, or on behalf of, PFS or the Association with respect to the Other Properties Owned and (ii) and correspondence known to PFS or the Association with respect to the Other Properties Owned and issues related to Environmental Laws.

2.15                           Allowance for Loan Losses and Real Estate Owned.  The allowance for loan losses reflected on PFS’s consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is in the opinion of PFS’s management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries.  The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

2.16                           Minute Books.  Since January 1, 2001, the minute books of PFS and the Association contain complete and accurate records of all meetings and other corporate action held or taken by their Boards of Directors (including committees of its Board of Directors) and stockholders.

2.17                           Broker Fees.  Except for Sandler O’Neill & Partners, L.P. and as set forth in PFS Disclosure Schedule 2.17, neither PFS nor the Association or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

2.18                           Proxy Statement Information.  None of the information relating to it which is included in the proxy statement distributed by PFS to its stockholders in order to solicit their approval of this Agreement and the transactions contemplated hereby (“Proxy Statement”), as of the date such Proxy Statement is mailed to its stockholders and up to and including the date of the meeting of its stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

2.19                           Transactions with Affiliates.  Except as set forth in PFS Disclosure Schedule 2.19, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of PFS or the Association or any person or entity affiliated with it (collectively, “Affiliates”), relating to, arising from or affecting PFS and the Association, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of PFS or the Association.

2.20                           Required Vote; Inapplicability of Antitakeover Statutes; Fairness Opinion.

(a)                                  This Agreement and the transactions contemplated hereby are required to be approved on behalf of PFS by the affirmative vote of the holders of at least a majority of the outstanding shares of the PFS Common Stock.

(b)                                 No “control share acquisition,” “interested stockholder,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

(c)                                  PFS has received a written opinion of Sandler O’Neill & Partners, L.P., dated the date hereof with respect to the fairness of the Merger Consideration to be received by the stockholders of PFS pursuant to this Agreement from a financial point of view.

2.21                           Disclosures.  No representation or warranty contained in Article II of this Agreement, and no statement contained in the PFS Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BANCORP AND THE BANK

References to “Bancorp Disclosure Schedules” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Bancorp to PFS.  Bancorp and the Bank hereby represent and warrant to PFS and the Association as follows as of the date hereof:

3.01                           Corporate Organization.

(a)                                  Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bancorp to consummate the transactions contemplated hereby.  Bancorp is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)                                 The Bank is duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned subsidiary of Bancorp.  The Bank (i) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

(c)                                  As of the Effective Time, Interim will be a stock corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and will not engage in any business, that will have an adverse effect on the Merger, other than in connection with the transactions contemplated by this Agreement and the Agreement of Merger and Interim will have no material obligations or liabilities, that will have an adverse effect on the Merger.

3.02.                        Authority; No Violation.

(a)                                  Bancorp and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp and the Bank, and no other corporate proceedings on the part of Bancorp or the Bank are necessary to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by Bancorp and the Bank and constitutes a valid and binding obligation of Bancorp and the Bank, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)                                 At the Effective Time, Interim will have full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof.  At the Effective Time, the execution and delivery of the Agreement of Merger by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by Bank as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated.  The Agreement of Merger, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(c)                                  None of the execution and delivery of this Agreement by Bancorp and the Bank, the execution and delivery of the Agreement of Merger by Interim, the consummation by Bancorp and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Interim of the transactions contemplated by the Agreement of Merger, compliance by Bancorp or the Bank with any of terms or provisions hereof or compliance by Interim with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation, Charter or Bylaws of Bancorp, the Bank or Interim, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp, the Bank or Interim or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp, the Bank or Interim under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp, the Bank or Interim is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Bancorp and the Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.  Except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Indiana, the Board of Governors of the Federal Reserve System (“FRB”), Department of Justice (“DOJ”) and the OTS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Bancorp, the Bank and Interim in connection with (a) the execution and delivery of this Agreement by Bancorp and the Bank or the execution and delivery of the Agreement of Merger by Interim and (b) the completion by Bancorp and the Bank of the transactions contemplated hereby or the completion by Interim of the transactions contemplated by the Agreement of Merger.

(d)                                 As of the date hereof, neither Bancorp nor the Bank is aware of any reasons relating to Bancorp or the Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

3.03.                        Financial Statements.

(a)                                  Bancorp has previously delivered to PFS copies of the consolidated statements of financial condition of Bancorp as of September 30, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years ended September 30, 2004, 2003 and 2002, accompanied by the audit report of BKD LLP, independent certified public accountants, as of and for the year ended September 30, 2004 and the audit report of Grant Thornton LLP, independent certified public accountants, as of September 30, 2003 and 2002 and for the two year period ended September 30, 2003, as well as the unaudited consolidated statement of financial condition of Bancorp as of December 31, 2004, and the related unaudited consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the three months ended December 31, 2004 and 2003.  The consolidated statements of financial condition of Bancorp referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated financial condition of Bancorp as of the respective dates set forth therein, and the related consolidated statements of earnings, stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated earnings, stockholders’ equity and cash flows of Bancorp for the respective periods or as of the respective dates set forth therein (it being understood that Bancorp’s interim financial statements are not audited and are not prepared with all related notes but reflect all adjustments which are, in the opinion of Bancorp, necessary for a fair presentation of such financial statements).

(b)                                 Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

The books and records of Bancorp and the Bank are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c)                                  Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of this Section 3.03 or the notes thereto or liabilities incurred since December 31, 2004 in the ordinary course of business and consistent with past practice, neither Bancorp nor the Bank has any obligation or liability, whether absolute, accrued, contingent or otherwise, which would have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

3.04                           Ability to Pay Merger Consideration.  Bancorp or the Bank will have available to it as of the Effective Time sufficient cash to pay the Aggregate Merger Consideration to stockholders of PFS as set forth in Section 1.07.

3.05                           Legal Proceedings.  Neither Bancorp nor the Bank is a party to any, and there are no pending or, to the best knowledge of Bancorp and the Bank, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Bancorp or the Bank, except such proceedings, claims actions or governmental investigations which in the good faith judgment of Bancorp and the Bank will not have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

3.06                           Broker Fees.   Neither Bancorp nor the Bank, nor any of their respective directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.07                           Certain Information.  None of the information relating to Bancorp supplied or to be supplied by Bancorp to PFS expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of PFS and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.08                           Disclosures.  No representation or warranty contained in Article III of this Agreement, and no statement contained in the Bancorp Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV

COVENANTS OF THE PARTIES

4.01.                        Conduct of the Business of PFS and the Association.  During the period from the date hereof to the Effective Time, PFS and the Association shall conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice.  PFS and the Association shall use all reasonable efforts to (i) preserve their business organization intact, (ii) keep available for themselves, Bancorp and the Bank the present services of the employees of PFS and the Association, and (iii) preserve for themselves, Bancorp and the Bank the goodwill of their customers and others with whom business relationships exist. PFS and the Association will work with and coordinate with Bancorp and the Bank in order to offer deposit products and loan products at rates and terms similar and intangent with that of the Bank.

4.02.                        Negative Covenants.  PFS agrees that from the date hereof to the Effective Time, except as otherwise approved by Bancorp in writing or as permitted or required by this Agreement, PFS will not and PFS will not permit the Association to:

(i)                                     amend or change any provision of its Articles of Incorporation, Charter or Bylaws;

(ii)                                  change the number of shares of its authorized or issued capital stock (except upon the exercise of PFS options as disclosed in Section 2.02) or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of PFS, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

(iii)                               declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of PFS other than its normal quarterly cash dividend of $.075 per share pursuant to its normal scheduled dates consistent with the prior year.

(iv)                              grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of PFS or the Association in effect on the date hereof and disclosed to Bancorp on PFS Disclosure Schedule 2.12(a)) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees;  or award any increase in compensation or benefits to its directors, officers or employees except for salary increases set forth on PFS Disclosure Schedule 4.02(iv) and, to the extent the Effective Time occurs after December 31, 2005, salary increases to non-officer employees in the ordinary course of business and consistent with past practice;

(v)                                 enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof, with the prior written consent of Bancorp, which shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

(vi)                              purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies and if in excess of $5,000 not without the consent of the Bank which shall not be unreasonably withheld;

(vii)                           enter into any new capital commitments or make any capital expenditures in excess of $5,000 each other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

(viii)                        file any applications or make any contract with respect to branching or site location or relocation;

(ix)                                make any material change in its accounting methods or practices, other than changes required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

(x)                                   change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations;

(xi)                                enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xii)                             incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, Federal Home Loan Bank advances and securities sold under agreements to repurchase in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 2.13(a).

(xiii)                          acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xiv)                         engage in any transaction with an Affiliate;

(xv)                            discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xvi)                         enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xvii)                      invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

(xviii)                   take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time;

(xix)                           enter into or agree to enter into any agreement, settlement or arrangement that will permit or release a borrower from liability or obligations other than for full payment without the consent of Bancorp and the Bank; or.

(xx)                              agree to do any of the foregoing.

4.03.                        No Solicitation.  PFS and the Association agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of PFS or more than 9.9% of the outstanding equity securities of PFS or the Association (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  PFS and the Association further agree that neither PFS nor the Association nor any of their respective officers and directors shall, and that they  shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or disclose, or provide any confidential information or data to (including any information with respect to the analysis and work product of Bancorp and the Bank), or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PFS or the Association from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if PFS receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of PFS, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the PFS Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the PFS Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to PFS’s stockholders from a financial point of view than the Merger.  PFS and the Association agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  PFS and the Association agree that they will notify Bancorp immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

4.04.                        Current Information.  During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer from time to time, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby.  Within 25 days after the end of each month, each party shall provide the other party with a consolidated statement of financial condition and a consolidated statement of earnings, without related notes, for such month prepared in accordance with past practices.  On a weekly basis, PFS and the Association shall furnish Bancorp with a report, in such detail as reasonably requested by Bancorp, indicating all loans which have been originated, purchased or sold during such week as well as all applications for loans which have been received for processing (“pipeline report”).

4.05.                        Access to Properties and Records; Confidentiality.

(a)                                  PFS and the Association shall permit Bancorp and its representatives reasonable access to their properties and shall disclose and make available to Bancorp all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of PFS and the Association, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Bancorp may have a reasonable interest. PFS and the Association shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment.  PFS and the Association will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  PFS and the Association shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Bancorp and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b)                                 All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes.  The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

4.06.                        Regulatory Matters.

(a)                                  Each of PFS, the Association, Bancorp and the Bank shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable (the parties hereto shall, in this context, use their best efforts to consummate the transactions contemplated hereby on or before October 31, 2005).  The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

(b)                                 Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

(c)                                  Each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

4.07.                        Approval of Stockholders.  PFS will (a) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable, but in no event later than September 30, 2005, for the purposes of securing the adoption of such stockholders of this Agreement and the Agreement of Merger (which shall be the only matters considered at such special meeting), (b) unless the Board of Directors of PFS makes a good faith determination, upon consideration of the advice of outside counsel that such recommendation would be deemed to constitute a breach of their fiduciary duties under applicable Indiana law, recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Bancorp and the Bank with respect to the foregoing matters.

4.08.                        Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.  Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

4.09.                        Disclosure Supplements.  From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by PFS and the Association with the covenants set forth in Section 4.01 hereof.

4.10.                        Public Announcements.  The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

4.11.                        Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party.  Bancorp and PFS will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

4.12.                        Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a)                                  Transferred Employees.  Subject to the provisions of this Section 4.12, all Employees immediately prior to the Effective Time who are employed by Bancorp or the Bank immediately following the Effective Time (“Transferred Employees”) will be covered by the employee benefit plans of Bancorp and/or the Bank on substantially the same basis as any employee of Bancorp and/or the Bank in a comparable position.  Notwithstanding the foregoing, Bancorp may determine to continue any of the Benefits Plans for Transferred Employees in lieu of offering participation in the benefit plans of Bancorp and/or the Bank providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the PFS or the Association Benefits Plans, or to merge any such Benefits Plans with the benefit plans of Bancorp and/or the Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Bancorp and/or the Bank generally.  Except as specifically provided in this Section 4.12 and as otherwise prohibited by law, Transferred Employees’ service with PFS or the Association shall be recognized as service with Bancorp or the Bank for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of Bancorp and/or the Bank subject to applicable break-in-service rules.

(b)                                 Health Plans.  Bancorp will use its best efforts to cause any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by PFS or the Association on the Effective Time and who then change coverage to the Bancorp’s or the Bank’s medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

(c)                                  Employment Agreement.  Between the date of the execution of this Agreement and the consummation of the Merger, PFS and the Association shall enter into an employment agreement with Mel E. Green for a term of three years at an annual base salary of $85,000, acceptable to Bancorp and Bank. No other officer or employee of PFS or Association has an employment, severance or change in control agreement with PFS or Association except as disclosed on PFS Disclosure Schedule 2.12(a). Any officer or employee of PFS or Association who has an employment, severance or change in control agreement with PFS or Association (each a “Contract Officer”) shall receive as of the Effective Time, the severance or termination payments provided for in their respective agreements (“Contract Payment”) and as described and quantified in reasonable detail on PFS Disclosure Schedule 4.12(c). As a condition to receiving their Contract Payments, each Contract Officer shall sign and deliver to Bancorp a release agreement in the form reasonably requested by Bancorp.

(d)                                 PFS ESOP.  (i) Each participant in the PFS Employee Stock Ownership Plan (“PFS ESOP”) not fully vested will become fully vested in his or her PFS ESOP account as of the Effective Time.  As soon as practicable after the execution of this Agreement, PFS, the Association and Bancorp will cooperate to cause the PFS ESOP to be amended and other action taken in a manner reasonably acceptable to PFS and Bancorp, to provide that the PFS ESOP will terminate upon the Effective Time.  Upon the repayment of the PFS ESOP loan, the remaining shares in the Loan Suspense Account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to PFS ESOP participants (as determined under the terms of the PFS ESOP).  Between the date hereof and the Effective Time, the existing PFS ESOP indebtedness shall be paid in the ordinary course of business and PFS or the Association shall make such contributions to the PFS ESOP as necessary to fund such payments.  Any indebtedness of the PFS ESOP remaining as of the Effective Time shall be repaid from the Trust associated with the PFS ESOP through application of the Merger Consideration received by the PFS ESOP.  PFS and Bancorp agree that, subject to the conditions described herein, as soon as practicable after the Effective Time and repayment of the PFS ESOP loan, participants in the PFS ESOP will receive lump sum distributions of their PFS ESOP accounts.

(ii)                                  The actions relating to termination of the PFS ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the PFS ESOP after any required amendments.  PFS and Bancorp will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof.  PFS and Bancorp will adopt such additional amendments to the PFS ESOP as may be reasonably required by the IRS as a condition to granting such determination letter provided that such amendments do not substantially change the terms outlined herein or would result in a material adverse change in the business, operations, assets, financial condition or prospects of PFS or the Association or result in an additional material liability to Bancorp or the Bank.

(iii)                               As of and following the Effective Time, Bancorp shall cause the PFS ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the PFS ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the PFS ESOP, provided, however, that no such distributions of the PFS ESOP shall occur until a favorable termination ruling has been received from the IRS.

(e)                                  The Bancorp ESOP.  Bancorp shall cause the Bancorp Employee Stock Ownership Plan in which Transferred Employees will be eligible to participate to recognize for purposes of eligibility to participate in and vesting of benefits (but not for purposes of benefit accrual) such Transferred Employees’ service with PFS to the same extent as such service was credited for such purpose by PFS and or the Association; provided, however that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(f)                                    Indemnification.  From and after the Effective Time, Bancorp shall indemnify and hold harmless each present and former director, officer and employee of PFS and the Association determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under Indiana law, the Articles of Incorporation, Charter and Bylaws of PFS and the Association as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties’ gross negligence, wrongful misconduct, fraud or intentional acts, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 4.12(f), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp, but the failure to so notify shall not relieve Bancorp of any liability it may have to such Indemnified Party if such failure does not materially prejudice Bancorp.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Bancorp shall have the right to assume the defense thereof and Bancorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Bancorp, and Bancorp shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Bancorp shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

In the event that Bancorp or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.12(f), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(g)                                 Insurance.  Bancorp and the Bank shall maintain a directors’ and officers’ liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Effective Time at annual premiums no greater than 150% of the annual premium of the directors’ and officers’ liability insurance maintained by PFS and the Association as of the date hereof.  With the prior written consent of Bancorp, such insurance policy may be acquired by PFS prior to the Effective Time.

(h)                                 Severance.  Within sixty (60) days of the date hereof, the Bank shall use its reasonable best efforts to inform the employees of the Association of the likelihood of such employees having continued employment with the Bank following the Effective Time and, where appropriate, shall use its reasonable best efforts to interview the employees of the Association to determine if there are mutually beneficial employment opportunities available at the Bank.  The Bank shall give any full-time, Transferred Employee (non-contract employee) who is terminated within six months from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.  As a condition to receiving severance payments, such employees shall sign and deliver to the Bank a release and non-solicitation agreement in the form reasonably requested by the Bank.

(i)                                     Advisory Board.  The Bank shall, effective as of the Effective Time, cause each director of PFS, other than Mel E. Green, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the “Peoples Advisory Board”) to be established by the Bank, the function of which shall be to assist the Bank to maintain customer relationships in the market area currently served by the Association.  The Peoples Advisory Board will be maintained for a period of three years and shall meet on a monthly basis.  Each member of the Peoples Advisory Board shall receive fees for each monthly meeting attended equal to 115% of the monthly board fees paid by PFS or the Association as of the date hereof and 80% of the Medicare B Supplement premium for among other things, prescription drug coverage, for each individual and such individual’s spouse for such three year period.

(j)                                     Retention Bonus.  Bancorp agrees to create a retention bonus pool in order to help retain key employees.  Employees of PFS or the Association will be eligible to participate in the retention bonus pool.  The amount to be awarded to an eligible employee, if any, shall be determined by Bancorp in consultation with PFS.  Retention bonuses shall be paid only if the employee continues to be employed as of the Effective Time.

(k)                                  Retiree Benefits.  For each employee or director of PFS or the Association who is eligible for retiree benefits under the Association’s retiree medical policy set forth on PFS Disclosure Schedule 4.12(k) and who, as of the Effective Time, has completed thirty (30) years or more of service with the Association and has reached the age of 65 and is listed on PFS Disclosure Schedule 4.12(k), the Bank shall honor all obligations of PFS or the Association under such policy as in effect on the date hereof and as disclosed in PFS Disclosure Schedule 2.08.

(l)                                     Deferred Compensation Plan.  Bancorp and the Bank agree to honor the terms of the Executive Officers and Directors Deferred Compensation Plan which has been disclosed in Section 2.08 of the PFS Disclosure Schedule.

(m)                               Defined Benefit Pension Plan/401(k) Plan.  Bancorp and the Bank agree to honor the terms of the Defined Benefit Pension Plan and the 401(k) Plan which has been disclosed in PFS Disclosure Schedule 2.08. As soon as practicable after the execution of this Agreement, PFS, the Association, Bancorp and Bank will cooperate to cause the 401(k) Plan to be amended and take such other action in a manner reasonably acceptable to PFS and Bancorp to provide that the 401(k) Plan will terminate upon the Effective Time. PFS and the Association shall take all necessary action to cause its Defined Benefit Pension Plan to be frozen as soon as possible after the date hereof.

(n)                                 Bonus Plan.  Bancorp and the Bank agree to honor the terms of the 2005 Mortgage Loan Bonus Policy which has been disclosed in PFS Disclosure Schedule 2.08(a).

4.13.                        PFS Recognition Plan.  As soon as practicable after the execution of this Agreement, PFS will cooperate to cause the PFS Recognition Plan to be amended (including, without limitation, amending the PFS Recognition Plan to remove any provision that prohibits the termination of such plan prior to awarding all unallocated shares under such plan) and other necessary actions taken, in a manner reasonably acceptable to Bancorp, to provide that (i) the PFS Recognition Plan will terminate upon the Effective Time and (ii) all unallocated shares of PFS Common Stock held in the trust under the PFS Recognition Plan will be cancelled upon the Effective Time and all assets relating to such unallocated shares will be distributed to PFS; provided, however, that any distribution of shares under the PFS Recognition Plan shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations.  No action shall be taken that would adversely affect the right of plan participants who hold outstanding grants or awards of shares of PFS Common Stock, whether before or after the Effective Time.  At the Effective Time, each award to receive a distribution of PFS Common Stock granted by PFS which is unvested and outstanding immediately prior to the date of this Agreement and set forth on PFS Disclosure Schedule 4.13 shall vest and become free of any restrictions to which they are subject under the PFS Recognition Plan.  No further grants or awards shall be made by PFS or the Bank under the PFS Recognition Plan following the date of this Agreement.

4.14                           Additional Covenants.  From the date of this Agreement through and including the Effective Time, PFS and the Association shall allow the Bank an opportunity to (a) review and attend loan meetings concerning all unsecured loans and any secured loans above $250,000; (b) provide the Bank complete access to the loan files, including the full support of any employees within such department; and (c) allow the Bank complete access and attendance at all meetings involving loan workouts in the collection department.

ARTICLE V

CLOSING CONDITIONS

5.01.                        Conditions to the Parties’ Obligations Under This Agreement.  The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)                                  All necessary regulatory, governmental or third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non-objection of the OTS and the FRB required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which would materially impair the value of PFS and the Association to Bancorp and the Bank or materially adversely affect the terms of the Merger as they relate to the stockholders of PFS; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

(b)                                 All corporate action necessary to authorize the execution and delivery of this Agreement and the Agreement of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Bancorp, the Bank, PFS and the Association, including approval by the requisite vote of the stockholders of PFS of this Agreement and the Agreement of Merger.

(c)                                  No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Bancorp, the Bank, PFS or the Association determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

5.02.                        Conditions to the Obligations of Bancorp and the Bank Under This Agreement.  The obligations of Bancorp and the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Bancorp and the Bank:

(a)                                  Each of the obligations of PFS and the Association required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of PFS and the Association contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and Bancorp and the Bank shall have received a certificate to that effect signed by the President and Chief Executive Officer of PFS and the Association.

(b)                                 PFS and the Association shall have furnished Bancorp and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Bancorp and the Bank may reasonably request.

5.03.                        Conditions to the Obligations of PFS and the Association Under this Agreement.  The obligations of PFS and the Association under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by PFS and the Association:

(a)                                  Each of the obligations of Bancorp and the Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of

Bancorp and the Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Bancorp and the Bank taken as a whole, and PFS and the Association shall have received a certificate to that effect signed by the President and Chief Executive Officer of Bancorp and the Bank.

(b)                                 Bancorp and the Bank shall have furnished PFS and the Association with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as PFS and the Association may reasonably request.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER, ETC.

6.01.                        Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of PFS:

(a)                                  by mutual written consent of the parties hereto;

(b)                                 by Bancorp, the Bank, PFS or the Association (i) if the Effective Time shall not have occurred on or prior to February 28, 2006, or (ii) if a vote of the stockholders of PFS is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of PFS contemplated by Section 4.07 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or carryout its obligations and commitments set forth herein to be performed or observed by such party at or before the Effective Time;

(c)                                  by Bancorp or PFS upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

(d)                                 by Bancorp or the Bank in writing if PFS or the Association has, or by PFS or the Association in writing if Bancorp or the Bank has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which, in the case of either (i) or (ii), breach would have a material adverse effect on the business, operations, assets or financial condition of PFS and the Association taken as a whole or Bancorp and the Bank taken as a whole, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

(e)                                  by Bancorp or PFS in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of Bancorp or PFS as applicable, would materially impair the value of PFS and the Association taken as a whole to Bancorp, or would materially adversely affect the terms of the Merger as they relate to the stockholders of PFS and the time period for appeals and requests for reconsideration has run;

(f)                                    at any time prior to the meeting of stockholders of PFS to consider the Agreement, by Bancorp if (i) PFS shall have breached Section 4.03, (ii) PFS’s Board of Directors shall have failed to make its recommendation referred to in Section 4.07, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bancorp or (iii) PFS shall have materially breached its obligations under Section 4.07 by failing to call, give notice of, convene and hold the meeting of PFS’s stockholders in accordance with Section 4.07;

(g)                                 by Bancorp if a tender offer or exchange offer for 15% or more of the outstanding shares of PFS Common Stock is commenced (other than by Bancorp), and the PFS Board of Directors recommends that the stockholders of PFS tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within a 10 business day period; and

(h)                                 by Bancorp or PFS in the event PFS has received an Acquisition Proposal and has decided to accept such Acquisition Proposal in accordance with Section 4.03.

6.02.                        Effect of Termination.  In the event of termination of this Agreement by Bancorp, the Bank, PFS or the Association as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.05(b) and 7.01 hereof and except for liability for any breach of this Agreement.

6.03.                        Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of PFS, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of PFS, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies the amount of the Merger Consideration to be delivered to stockholders of PFS.  This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII

MISCELLANEOUS

7.01.                        Expenses; Termination Fee.

(a)                                  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $300,000 to the other party, plus the reasonable expenses of the other party without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 7.01(b) hereof.

(b)                                 Notwithstanding anything to the contrary herein, PFS shall pay Bancorp the sum of $1,350,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if this Agreement is terminated by Bancorp pursuant to Section 6.01(f) or (g) or by Bancorp or PFS pursuant to Section 6.01(h); or

(ii)                                  if this Agreement is terminated by (A) Bancorp pursuant to Section 6.01(d) or (B) by either Bancorp or PFS pursuant to Section 6.01(b) and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of PFS or PFS’s Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of PFS contemplated by this Agreement at the meeting of PFS’s stockholders to consider the Agreement, in the case of clause (B) (if the termination is pursuant to 6.01(b)(ii)), or the date of termination, in the case of clause (A) or clause (B) (if the termination was pursuant to Section 6.01(b)(i)).

Any amount that becomes payable pursuant to this Section 7.01(b) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp no later than the third business day following such termination.

(c)                                  PFS and Bancorp agree that the agreement contained in paragraph (b) of this Section 7.01 is an integral part of the transactions contemplated by this Agreement, that without such agreement Bancorp would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by PFS and the Association.  If PFS or the Association fail to pay Bancorp the amounts due under paragraph (b) above within the time periods specified therein, PFS or the Association shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Bancorp in connection with any action in which Bancorp prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d)                                 Amounts paid pursuant to Section 7.01(a) shall not be in addition to the amounts paid pursuant to Section 7.01(b).  The maximum amount payable to Bancorp pursuant to this Agreement shall be $1,350,000, excluding costs and expenses incurred by Bancorp in connection with any action in which Bancorp prevails.

(e)                                  Due to the expenses, direct and indirect, incurred by PFS in negotiating this Agreement and in taking steps to effect the transactions contemplated hereby, the loss by it of other opportunities, and as a material inducement for PFS agreeing to enter into this Agreement, Bancorp shall pay to PFS, the sum of $1,350,000, within three business days after written demand for payment is made by PFS, following the occurrence of termination of this Agreement by either party if required regulatory approvals are not received on or before February 28, 2006, provided such failure to receive such regulatory approvals is due solely to Bancorp or the Bank’s failure to attain or maintain core or risk based capital at 7.5% and 12.0%, respectively, and provided further that such failure is not either a result of any breach by PFS or the Association or a consequence of facts or circumstances relating to PFS or the Association.

If demand for payment of fees and expenses is made pursuant to this Section 7.01(e) and payment is timely made, then PFS will not have any other rights or claims against Bancorp under this Agreement, it being agreed that the acceptance of fees and expenses under this Section 7.01(e) will constitute the sole and exclusive remedy of PFS against Bancorp.

7.02.                        Survival.  The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Sections 4.12 and 7.01 hereof.

7.03.                        Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

(a)                                  If to Bancorp, to:

Peoples Community Bancorp, Inc.

6100 West Chester Road

West Chester, Ohio 45069

Attn:                    Jerry D. Williams

President and Chief Executive Officer

Copy to:

Peoples Community Bancorp, Inc.

6100 West Chester Road

West Chester, Ohio  45071

Attn: Fred L. Darlington, Esq.

(b)                                 If to PFS, to:

PFS Bancorp, Inc.

Second and Bridgeway Streets

Aurora, Indiana  47001

Attn:                    Mel E. Green, President

and Chief Executive Officer

Copy to:

Elias, Matz, Tiernan and Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C.  20005

Attn:                    Kevin M. Houlihan, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

7.04.                        Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided,  however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as provided in Section 4.12 hereof or as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

7.05.                        Complete Agreement.  This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings  between the parties other than those expressly set forth herein or therein.

7.06.                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

7.07.                        Governing Law.  This Agreement shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflicts of laws thereof.

7.08.                        Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Bancorp, the Bank, PFS and the Association have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

PEOPLES COMMUNITY BANCORP, INC.

Attest:

/s/ Frederick L. Darlington	By:	/s/ Thomas J. Noe
Frederick L. Darlington		Thomas J. Noe
Senior Vice President		Treasurer and Executive Vice President

PEOPLES COMMUNITY BANK

Attest:

/s/ Frederick L. Darlington	By:	/s/ Thomas J. Noe
Frederick L. Darlington		Thomas J. Noe
Senior Vice President		Treasurer and Executive Vice President

PFS BANCORP, INC.

Attest:

/s/ Jack D. Tandy	By:	/s/ Mel E. Green
Jack D. Tandy		Mel E. Green
Secretary		President and Chief Executive Officer

PEOPLES FEDERAL SAVINGS BANK

Attest:

/s/ Jack D. Tandy	By:	/s/ Mel E. Green
Jack D. Tandy		Mel E. Green
Secretary		President and Chief Executive Officer

EXHIBIT A

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of May 4, 2004, by and among Peoples Community Bancorp, Inc. (the “Acquiror”), a Maryland corporation, and certain stockholders of PFS Bancorp, Inc. (the “Company”), an Indiana corporation, named on Schedule I hereto in their capacity as individuals (collectively the “Stockholders”).

WITNESSETH:

WHEREAS, the Acquiror and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), which is being executed simultaneously with the execution of this Stockholder Agreement and provides for, among other things, the merger of PFS Acquisition Corp. (“Interim”), a to-be-formed wholly owned subsidiary of the Acquiror, with and into the Company (the “Merger”); and

WHEREAS, in order to induce the Acquiror to enter into the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement in his or her capacity as a stockholder of the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Ownership of Company Common Stock.  Each Stockholder represents and warrants that the Stockholder has or shares the right to vote and dispose of the number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), set forth opposite such Stockholder’s name on Schedule I hereto.

2.                                       Agreements of the Stockholders.  Each Stockholder covenants and agrees that:

(a)                                  such Stockholder shall, at any meeting of the Company’s stockholders called for the purpose, vote, or cause to be voted, all shares of Company Common Stock in which such stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Agreement and the related Agreement of Merger between Interim and the Company;

(b)                                 except as otherwise expressly permitted hereby, such Stockholder shall not, prior to the meeting of the Company’s stockholders referred to in Section 2(a) hereof or the earlier termination of the Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the Stockholder’s shares of Company Common Stock; and

(c)                                  such Stockholder shall use his reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this Stockholder Agreement.

Each Stockholder further agrees that the Company’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of shares of Company Common Stock held by each Stockholder, unless the transfer has been effected in compliance with the terms of this Stockholder Agreement.

3.                                       Successors and Assigns.  A Stockholder may sell, pledge, transfer or otherwise dispose of his shares of Company Common Stock, provided that, with respect to any sale, transfer or disposition which would occur on or before the meeting of the Company’s stockholders referred to in Section 2(a) hereof, such Stockholder obtains the prior written consent of the Acquiror and that any acquiror of such Company Common Stock expressly agrees in writing to be bound by the terms of this Stockholder Agreement.

4.                                       Termination.  The parties agree and intend that this Stockholder Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate.  This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

5.                                       Notices.  Notices may be provided to the Company and the Stockholders in the manner specified in Section 7.03 of the Agreement, with all notices to the Stockholders being provided to them at the Company in the manner specified in such section.

6.                                       Governing Law.  This Stockholder Agreement shall be governed by the laws of the State of Indiana without giving effect to the principles of conflicts of laws thereof.

7.                                       Counterparts.  This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

8.                                       Headings and Gender.  The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.  Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

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IN WITNESS WHEREOF, the Acquiror by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed as of the day and year first above written.

PEOPLES COMMUNITY BANCORP, INC.

By:
Name: Thomas J. Noe
Title: Treasurer and Executive Vice President

COMPANY STOCKHOLDERS:

Robert L. Laker

Mel. E. Green

Gilbert L. Houze

Dale R. Moeller

Carl E. Petty

Jack D. Tandy

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SCHEDULE I

Name of Stockholder	Number of Shares of Company Common Stock Beneficially Owned

Robert L. Laker	28,042
Mel E. Green	28,042
Gilbert L. Houze	18,042
Dale R. Moeller	13,042
Carl E. Petty	28,042
Jack D. Tandy	28,042

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